UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:  April 17, 2013
(Date of earliest event reported)

VASOMEDICAL, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18105	11-2871434
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

180 Linden Avenue, Westbury, New York	11590
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                                                                                     (516) 997-4600

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (d)           On April 17, 2013, Randy Hill (66 years of age) was appointed by the Board of Directors as a director of the Company for which he will be receiving 100,000 vested shares of restricted common stock.   Mr. Hill, a veteran of the medical device industry, is currently Senior Vice President of Vasomedical and Chief Executive Officer of Vaso Diagnostics. Inc. d/b/a/ VasoHealthcare, a wholly owned subsidiary of Vasomedical, Inc. Prior to joining Vasomedical in July 2012, Mr. Hill held several senior leadership positions at major medical device and technology companies.  Mr. Hill was, until May 2011. interim Chief Executive Officer of Siemens Healthcare USA, the U.S. organization of the healthcare sector of Siemens AG, a German multinational conglomerate. At Siemens Healthcare USA, he was responsible for sales, marketing, service, and logistics across the Siemens Healthcare portfolio, including medical imaging equipment, healthcare information technology and medical therapy. For several years prior to that, Mr. Hill was Chief Operating Officer of Siemens Healthcare USA, responsible for setting and implementing national strategies to sell Siemens products and services, and achieving synchronization across Siemens Healthcare's U.S. Business Management and Solutions Implementation teams.  As a recognized leader in the medical imaging business, Mr. Hill is also former Chair of the Board of Medical Imaging & Technology Alliance (MITA), a leading organization and collective voice of medical imaging equipment manufacturers, innovators, and product developers. MITA represents companies whose sales comprise more than 90 percent of the global market for medical imaging technology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2013	VASOMEDICAL, INC. By: /s/ Michael J. Beecher Michael J. Beecher Chief Financial Officer